UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2018

Apptio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37885	26-1175252
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

11100 NE 8th Street, Suite 600 Bellevue, WA		98004
(Address of principal executive offices)		(Zip Code)

(866) 470-0320

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Capped Call Transactions

In connection with the offering of the Notes (as defined below), on March 20, 2018 and March 22, 2018, Apptio, Inc. (the “Company”) also entered into capped call transactions with Goldman Sachs & Co. LLC, Nomura Global Financial Products Inc. and Jefferies International Limited (the “Capped Calls”). The Capped Calls each have an initial strike price of approximately $39.29 per share, subject to certain adjustments, which corresponds to the initial conversion price of the Notes. The Capped Calls have initial cap prices of $60.44 per share, subject to certain adjustments. The Capped Calls cover, subject to anti-dilution adjustments, approximately 3.7 million shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”). The Capped Calls are intended to reduce the potential dilution and/or offset any cash payments the Company is required to make upon conversion of the Notes in the event the market price per share of Common Stock is greater than the strike price of the Capped Calls. If, however, the market price per share of the Common Stock exceeds the cap price of the Capped Calls, there would be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that the then-market price per share of the Common Stock exceeds the cap price. The Company used approximately $17.1 million from the net proceeds from the issuance and sale of the Notes to purchase the Capped Calls. The Capped Calls expire over 40 consecutive scheduled trading days ending on March 30, 2023. The Capped Calls are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger event; a tender offer; and a nationalization, insolvency or delisting involving the Company. In addition, the Capped Calls are subject to certain specified additional disruption events that may give rise to a termination of the Capped Calls, including changes in law; insolvency filings; and hedging disruptions.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Capped Calls, a form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture

On March 23, 2018, the Company entered into an Indenture relating to the issuance of the Notes (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will bear cash interest at 0.875% per annum, payable semiannually on April 1 and October 1 of each year, beginning on October 1, 2018. The Notes may bear additional interest under specified circumstances relating to the Company’s failure to comply with its reporting obligations under the Indenture or if the Notes are not freely tradeable as required by the Indenture. The Notes will mature on April 1, 2023, unless earlier repurchased or redeemed by the Company or converted pursuant to their terms.

The initial conversion rate of the Notes is 25.4544 shares of Common Stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $39.29 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Prior to the close of business on the business day immediately preceding January 1, 2023, the Notes will be convertible only under the following circumstances: (1) during any calendar quarter commencing after June 30, 2018, and only during such calendar quarter, if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for such trading day was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) upon the Company’s notice that it is redeeming any or all of the Notes, at any time prior to the close of business on the scheduled trading day prior to the redemption date; or (4) upon the occurrence of specified corporate events. On or after January 1, 2023, until the close of business on the scheduled trading day immediately preceding the maturity date, holders of the Notes may convert all or any portion of their Notes regardless of the foregoing conditions. Upon conversion, the Company will pay or deliver, as the case may be, either cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

The Company may redeem the Notes, at its option, on or after April 5, 2021, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest if the last reported sale price of the Company’s Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within not more than three trading days preceding the date on which the Company provides written notice of redemption. No sinking fund is provided for the Notes. Upon the occurrence of a fundamental change (as defined in the Indenture) prior to the maturity date, holders may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with the Company’s existing and future unsecure indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of current or future subsidiaries of the Company.

The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:

(1) the Company defaults in the payment of interest on any of the Notes when due and payable, and the default continues for a period of 30 days;

(2) the Company defaults in the payment when due of any principal of any of the Notes at maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for three business days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction when due with respect to the Notes;

(5) failure by the Company to comply with any of its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6) failure by the Company to comply with any of its other agreements contained in the Notes or the Indenture for a period of 60 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding has been received;

(7) failure by the Company to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company or any of its Material Subsidiaries (as defined in the Indenture) in excess of $30.0 million principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, for a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of 25% or more in aggregate principal amount of the Notes then outstanding in accordance with the Indenture; and

(8) certain events of bankruptcy, insolvency or reorganization of the Company or any of its Material Subsidiaries (as defined in the Indenture).

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid special interest, if any, on all the Notes then outstanding to be due and payable. If an event of default described in clause (8) above occurs, 100% of the principal of and accrued and unpaid special interest on the Notes then outstanding will automatically become due and payable.

The foregoing description is qualified in its entirety by reference to the text of the Indenture and the Form of 0.875% Convertible Senior Notes due 2023, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Certain Initial Purchasers (as defined below) under the Purchase Agreement (as defined below) and counterparties under the confirmations entered into in connection with the Capped Calls, or their affiliates, have engaged in, and may in the future engage in, other commercial dealings with the Company or its affiliates in the ordinary course of business. They have received, or may in the future receive, customary fees and commissions for those transactions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Items 1.01 and 8.01 is incorporated herein by reference.

Item 8.01	Other Events.

Purchase Agreement

On March 20, 2018, the Company entered into a purchase agreement (the “Purchase Agreement”) with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $125 million aggregate principal amount of 0.875% Convertible Senior Notes due 2023 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2)

of the Securities Act. In addition, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $18.75 million aggregate principal amount of Notes on the same terms and conditions. The Initial Purchasers exercised their option in full on March 22, 2018, and a total of $143.75 million aggregate principal amount of the Notes were issued on March 23, 2018.

The Company (i) used a portion of the net proceeds of the offering of the Notes to pay the cost of the Capped Call transactions and (ii) intends to use a portion of the remaining net proceeds for general corporate purposes, which may include working capital, capital expenditures, potential acquisitions and strategic transactions.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

Press Releases

On March 20, 2018, the Company issued a press release announcing the pricing of its offering of convertible senior notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On March 23, 2018, the Company issued a press release announcing the closing of its offering of convertible senior notes. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1	Indenture, dated March 23, 2018, between Apptio, Inc. and U.S. Bank National Association.

4.2	Form of 0.875% Convertible Senior Note due 2023 (included in Exhibit 4.1).

10.1	Form of Capped Call Confirmation.

99.1	Press Release, dated March 20, 2018.

99.2	Press Release, dated March 23, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPTIO, INC.

By:	/s/ John Morrow
John Morrow
EVP, Corporate Development, General Counsel and Secretary

Date: March 23, 2018